Exhibit 99.1

2Q22: Alcoa Posts Strong Financial Results, Provides Returns to Stockholders

PITTSBURGH--(BUSINESS WIRE)--July 20, 2022--Alcoa Corporation (NYSE: AA) today reported second quarter 2022 financial results that included an 11 percent sequential increase in revenue and strong cash flow that enabled stock buybacks and the payment of cash dividends.

Second Quarter Highlights

  Revenue increased sequentially to $3.6 billion, primarily due to improved shipments and higher pricing
  Net income increased sequentially to $549 million, or $2.95 per share
  Adjusted net income of $496 million, or $2.67 per share
  Adjusted EBITDA excluding special items of $913 million
  Cash balance of $1.6 billion at quarter end
  Strong cash flows; increased capital returns with $275 million of common stock repurchased and $19 million in cash dividends
  Improved the Company’s revolving credit facility with terms that provide more flexibility to execute on Alcoa’s strategies

“We had a strong first half of 2022 with nearly $2 billion in Adjusted EBITDA and cash flows that have enabled more buybacks under our existing stock repurchase program as well as continued quarterly dividend payments,” said Alcoa President and CEO Roy Harvey. “We have returned more than $380 million so far this year to our investors, and today we announced an additional $500 million authorization for future stock repurchases.

“As we progress into the remainder of this volatile year, we remain focused on our strategic priorities and our vision to reinvent the aluminum industry for a sustainable future,” Harvey said.

Financial Results

M, except per share amounts	2Q22	1Q22	2Q21
Revenue	$3,644	$3,293	$2,833
Net income attributable to Alcoa Corporation	$549	$469	$309
Earnings per share attributable to Alcoa Corporation	$2.95	$2.49	$1.63
Adjusted net income	$496	$577	$281
Adjusted earnings per share	$2.67	$3.06	$1.49
Adjusted EBITDA excluding special items	$913	$1,072	$618

Second Quarter 2022 Results

  Revenue: On a sequential basis, the Company’s total third-party revenue increased 11 percent, driven primarily by improved shipments in Alumina and Aluminum. In Alumina, third-party revenue increased 26 percent sequentially with the average realized alumina price improving 18 percent to $442 per metric ton. In the Aluminum segment, revenue increased 6 percent with higher shipments and regional premiums. The Company’s average realized third-party price per metric ton of aluminum was $3,864 in the second quarter.

  Shipments: Outbound transportation logistics improved in the second quarter with greater availability of railcars and vessels, positively influencing Alumina and Aluminum. In Alumina, third-party shipments increased 7 percent sequentially. In Aluminum, shipments of commodity grade aluminum were up 9 percent sequentially, and value add products increased 3 percent.

  Production: In the second quarter, Alumina produced 3.23 million metric tons, and Aluminum produced 499,000 metric tons, largely consistent with the first quarter output.

  Net income attributable to Alcoa Corporation improved to $549 million, or $2.95 per share, from the first quarter’s net income of $469 million, or $2.49 per share. The second quarter GAAP net income in comparison to first quarter includes several notable items:
    Reversal of valuation allowances on Brazil value added taxes (VAT) recorded as $83 million in restructuring and other charges and $46 million in cost of goods sold. With the restart of the Alumar smelter in Brazil and its first metal sales in June 2022, the Company regained the ability to monetize state VAT credits that were fully reserved in 2018 and will be recovered in coming years with future domestic metal sales.
    Absence of first quarter restructuring charges of $125 million.
    Mark-to-market gains of $106 million related to energy contracts.
    Charge of $39 million to cost of goods sold for estimates of expected work on impoundments in Brazil.
    Higher tax and noncontrolling interest impacts on above items of $115 million.
  Adjusted net income was $496 million, or $2.67 per share, excluding the impact from net special items of $53 million of income. Notable special items include restructuring and other reversals of $75 million net, primarily related to the Brazil VAT item discussed above, a net favorable change of $106 million in mark-to-market energy derivative instruments, costs of $25 million related to the restart process at the Alumar smelter in Brazil and of modest capacity at the Portland Aluminium smelter in Australia, and tax and noncontrolling interest impacts on above items of $98 million.

  Adjusted EBITDA excluding special items decreased 15 percent sequentially to $913 million, primarily on lower metal prices late in the second quarter and higher costs for raw materials, energy, and production.

  Cash: Alcoa ended the quarter with cash on hand of $1.6 billion. Cash provided from operations was $536 million. Cash used for financing activities was $349 million, primarily related to $275 million in share repurchases, $19 million in cash dividends on common stock, and $46 million in net distributions to noncontrolling interest. Cash used for investing activities was $93 million, which includes $107 million of capital expenditures and $10 million of proceeds from the April 30, 2022 sale of Alcoa’s entire ownership interest in the Mineração Rio do Norte (MRN) bauxite mine.

  Working capital: The Company reported 43 days working capital, a sequential improvement of six days. Inventory days improved by four days with higher shipments in the second quarter. The decrease in accounts receivable of three days reflects the lower metal pricing late in the quarter. The accounts payable balance increased sequentially but reduced on a days basis by one day with higher sales in the second quarter.

Strategic actions:

  Returns to stockholders: In the first half of 2022, the Company returned $387 million of capital to stockholders through $37 million in cash dividends and $350 million in share repurchases. In July 2022, the Company announced an additional $500 million share repurchase program; $150 million remained available for share repurchases at the end of the second quarter from a prior authorization.

  Revolving credit facility: On June 29, the Company announced that it successfully amended and restated its revolving credit facility (the "Facility") from $1.5 billion to $1.25 billion and extended the maturity date from November 2023 to June 2027. The Facility, which has not been drawn, includes terms that provide improved flexibility to execute on Alcoa's long-term strategies. Among other improvements, the Facility removes prior restrictions on both share repurchases and the payment of dividends. It released the prior collateral package, based on the Company maintaining specific credit ratings. Reaffirming the Company's commitment to its strategic priority to Advance Sustainably, the Facility now includes metrics on greenhouse gas intensity in the Alumina and Aluminum segments and the percentage of renewable energy consumption for smelters in the Aluminum segment.

  San Ciprián alumina refinery: In July, the refinery reduced its daily production rate to help offset some of the financial impact from rising natural gas prices in Spain. The refinery has experienced a significant increase in natural gas costs, climbing from approximately $45 per ton of alumina produced in early 2021 to more than $215 per ton in the second quarter 2022. The refinery, which has an annual capacity of 1.5 million metric tons per year, has reduced up to 15 percent of its capacity, moving to average production of approximately 4,000 metric tons per day.

  Aluminum updates: On July 1, the Company announced that one of its three operating potlines at the Warrick smelter in Indiana was curtailed due to operational challenges, which stem from workforce shortages in the region.

  Separately, the planned restart of the full smelting capacity at the Alumar smelter in São Luís, Brazil is now scheduled to be complete in the first quarter of 2023. The smelter is owned by Alcoa and South32 Limited. Alcoa owns 268,000 metric tons of the site’s 447,000 metric tons of capacity, and the Company announced in September 2021 that it would restart its share of the capacity.

  The Company announced in June that it has started a project to increase the Mosjoen, Norway site’s nameplate capacity by 14,000 metric tons per year (mtpy). The work on improved electrical infrastructure, which will boost efficiency and output, is expected to increase the Norway site’s capacity to 214,000 mtpy by the end of 2026.

  Alcoa announced in July that its Deschambault smelter in Quebec, Canada will be adding additional casting capability to produce standard ingots, supplementing the site’s larger T-bar ingots. It is being developed to support customer needs for foundry alloys, which are used in a variety of automotive applications.

2022 Outlook

The Company expects total Aluminum segment shipments to remain unchanged from the prior forecast, ranging between 2.5 and 2.6 million metric tons in 2022.

In Alumina, the Company has decreased its 2022 projection for shipments to range between 13.6 and 13.8 million metric tons, a reduction of 0.6 million metric tons from the prior forecast primarily due to the lower shipments in the first half of 2022.

In Bauxite, the Company has decreased its 2022 projection for annual bauxite shipments to range between 44.0 and 45.0 million dry metric tons, a change of 2 million dry metric tons from the prior projection due to continuing disruptions in the Atlantic bauxite market and lower demand from refineries in the first half of 2022.

For the third quarter of 2022, Alcoa expects higher sequential profitability in the Bauxite segment with increased shipments, as refinery demand improves in the third quarter. In Alumina and Aluminum, shipments are expected to increase but will not fully offset higher costs for energy and raw materials.

The Company anticipates an approximately $20 million negative impact to net income in the third quarter as a result of the Warrick line curtailment. The decrease in production volume at the San Ciprián refinery reduces the impact of the continuing rise in natural gas prices but is not expected to improve net income significantly on a sequential basis.

Based on current alumina and aluminum market conditions, the Company expects third quarter tax expense to approximate $100 million to $110 million, which may vary with market conditions and jurisdictional profitability.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Daylight Time (EDT) on Wednesday, July 20, 2022, to present second quarter 2022 financial results and discuss the business, developments, and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EDT on July 20, 2022. Call information and related details are available under the “Investors” section of www.alcoa.com.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products with a vision to reinvent the aluminum industry for a sustainable future. Our purpose is to turn raw potential into real progress, underpinned by Alcoa Values that encompass integrity, operating excellence, care for people and courageous leadership. Since developing the process that made aluminum an affordable and vital part of modern life, our talented Alcoans have developed breakthrough innovations and best practices that have led to improved safety, sustainability, efficiency, and stronger communities wherever we operate.

Discover more by visiting www.alcoa.com. Follow us on our social media channels: Facebook, Instagram, Twitter, YouTube and LinkedIn.

The Company does not incorporate the information contained on, or accessible through, such websites into this press release.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts.

Forward-Looking Statements

This news release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “aims,” “ambition,” “anticipates,” “believes,” “could,” “develop,” “endeavors,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “potential,” “plans,” “projects,” “reach,” “seeks,” “sees,” “should,” “strive,” “targets,” “will,” “working,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results, or operating or sustainability performance (including our ability to execute on strategies related to environmental, social and governance matters); statements about strategies, outlook, and business and financial prospects; and statements about capital allocation and return of capital. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) current and potential future impacts to the global economy and our industry, business and financial condition caused by various worldwide or macroeconomic events, such as the COVID-19 pandemic and the ongoing conflict between Russia and Ukraine, and related regulatory developments; (b) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other products, and fluctuations in indexed-based and spot prices for alumina; (c) changes in global economic and financial market conditions generally, such as inflation and interest rate increases, and which may also affect Alcoa Corporation’s ability to obtain credit or financing upon acceptable terms or at all; (d) unfavorable changes in the markets served by Alcoa Corporation; (e) the impact of changes in foreign currency exchange and tax rates on costs and results; (f) increases in energy or raw material costs, or uncertainty of or disruption to energy or raw materials supply, and to the supply chain including logistics; (g) the inability to execute on strategies related to or achieve improvement in profitability and margins, cost savings, cash generation, revenue growth, fiscal discipline, environmental- and social-related goals and targets (including due to delays in scientific and technological developments), or strengthening of competitiveness and operations anticipated from portfolio actions, operational and productivity improvements, technology advancements, and other initiatives; (h) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, restructuring activities, facility closures, curtailments, restarts, expansions, or joint ventures; (i) political, economic, trade, legal, public health and safety, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (j) labor disputes and/or work stoppages and strikes; (k) the outcome of contingencies, including legal and tax proceedings, government or regulatory investigations, and environmental remediation; (l) the impact of cyberattacks and potential information technology or data security breaches; (m) risks associated with long-term debt obligations; (n) the timing and amount of future cash dividends and share repurchases; (o) declines in the discount rates used to measure pension and other postretirement benefit liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; and, (p) the other risk factors discussed in Part I Item 1A of Alcoa Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission. Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa Corporation’s consolidated financial information but is not presented in Alcoa Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC regulations. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)

	Quarter Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Sales	$3,644	$3,293	$2,833

Cost of goods sold (exclusive of expenses below)	2,767	2,181	2,156
Selling, general administrative, and other expenses	52	44	54
Research and development expenses	7	9	6
Provision for depreciation, depletion, and amortization	161	160	161
Restructuring and other charges, net	(75)	125	33
Interest expense	30	25	67
Other income, net	(206)	(14)	(105)
Total costs and expenses	2,736	2,530	2,372

Income before income taxes	908	763	461
Provision for income taxes	234	210	111

Net income	674	553	350

Less: Net income attributable to noncontrolling interest	125	84	41

NET INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$549	$469	$309

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income	$3.01	$2.54	$1.66
Average number of shares	182,499,574	184,550,123	186,705,311

Diluted:
Net income	$2.95	$2.49	$1.63
Average number of shares	186,068,663	188,536,773	190,195,453

Alcoa Corporation and subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)

	Six Months Ended
	June 30, 2022	June 30, 2021
Sales	$6,937	$5,703

Cost of goods sold (exclusive of expenses below)	4,948	4,448
Selling, general administrative, and other expenses	96	106
Research and development expenses	16	13
Provision for depreciation, depletion, and amortization	321	343
Restructuring and other charges, net	50	40
Interest expense	55	109
Other income, net	(220)	(129)
Total costs and expenses	5,266	4,930

Income before income taxes	1,671	773
Provision for income taxes	444	204

Net income	1,227	569

Less: Net income attributable to noncontrolling interest	209	85

NET INCOME ATTRIBUTABLE TO ALCOA CORPORATION	$1,018	$484

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income	$5.55	$2.60
Average number of shares	183,489,221	186,473,781

Diluted:
Net income	$5.44	$2.56
Average number of shares	187,282,228	189,497,440

Common stock outstanding at the end of the period	179,921,896	186,855,060

Alcoa Corporation and subsidiaries Consolidated Balance Sheet (unaudited) (in millions)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,638	$1,814
Receivables from customers	898	757
Other receivables	124	127
Inventories	2,556	1,956
Fair value of derivative instruments	224	14
Prepaid expenses and other current assets(1)	423	358
Total current assets	5,863	5,026
Properties, plants, and equipment	19,647	19,753
Less: accumulated depreciation, depletion, and amortization	13,190	13,130
Properties, plants, and equipment, net	6,457	6,623
Investments	1,238	1,199
Deferred income taxes	445	506
Fair value of derivative instruments	15	7
Other noncurrent assets(2)	1,691	1,664
Total assets	$15,709	$15,025
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,752	$1,674
Accrued compensation and retirement costs	341	383
Taxes, including income taxes	343	374
Fair value of derivative instruments	232	274
Other current liabilities	567	517
Long-term debt due within one year	1	1
Total current liabilities	3,236	3,223
Long-term debt, less amount due within one year	1,725	1,726
Accrued pension benefits	369	417
Accrued other postretirement benefits	626	650
Asset retirement obligations	634	622
Environmental remediation	254	265
Fair value of derivative instruments	867	1,048
Noncurrent income taxes	204	191
Other noncurrent liabilities and deferred credits	502	599
Total liabilities	8,417	8,741
EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,313	9,577
Retained earnings (deficit)	606	(315)
Accumulated other comprehensive loss	(4,255)	(4,592)
Total Alcoa Corporation shareholders’ equity	5,666	4,672
Noncontrolling interest	1,626	1,612
Total equity	7,292	6,284
Total liabilities and equity	$15,709	$15,025
(1)	This line item includes $42 and $4 of restricted cash at June 30, 2022 and December 31, 2021, respectively.
(2)	This line item includes $68 and $106 of noncurrent restricted cash at June 30, 2022 and December 31, 2021, respectively.

Alcoa Corporation and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in millions)

	Six Months Ended June 30,
	2022	2021
CASH FROM OPERATIONS
Net income	$1,227	$569
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	321	343
Deferred income taxes	93	48
Equity earnings, net of dividends	(61)	(46)
Restructuring and other charges, net	50	40
Net loss (gain) from investing activities – asset sales	5	(124)
Net periodic pension benefit cost	28	24
Stock-based compensation	20	18
Provision for bad debt expense	—	1
Premium paid on early redemption of debt	—	25
Gain on mark-to-market derivative financial contracts	(123)	(5)
Other	28	33
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
Increase in receivables	(119)	(270)
Increase in inventories	(657)	(184)
Decrease in prepaid expenses and other current assets	15	58
Increase in accounts payable, trade	98	32
Decrease in accrued expenses	(103)	(20)
(Decrease) Increase in taxes, including income taxes	(79)	40
Pension contributions	(9)	(570)
Increase in noncurrent assets	(105)	(34)
Decrease in noncurrent liabilities	(59)	(58)
CASH PROVIDED FROM (USED FOR) OPERATIONS	570	(80)

FINANCING ACTIVITIES
Additions to debt (original maturities greater than three months)	—	495
Payments on debt (original maturities greater than three months)	—	(776)
Proceeds from the exercise of employee stock options	22	14
Repurchase of common stock	(350)	—
Dividends paid on Alcoa common stock	(37)	—
Payments related to tax withholding on stock-based compensation awards	(19)	(1)
Financial contributions for the divestiture of businesses	(9)	(13)
Contributions from noncontrolling interest	83	—
Distributions to noncontrolling interest	(245)	(137)
Other	(3)	(3)
CASH USED FOR FINANCING ACTIVITIES	(558)	(421)

INVESTING ACTIVITIES
Capital expenditures	(181)	(154)
Proceeds from the sale of assets	4	705
Additions to investments	(21)	(3)
Sale of investments	10	—
Other	2	—
CASH (USED FOR) PROVIDED FROM INVESTING ACTIVITIES	(186)	548

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(2)	(2)
Net change in cash and cash equivalents and restricted cash	(176)	45
Cash and cash equivalents and restricted cash at beginning of year	1,924	1,610
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,748	$1,655

Alcoa Corporation and subsidiaries Segment Information (unaudited) (dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	1Q21	2Q21	3Q21	4Q21	2021	1Q22	2Q22
Bauxite:
Production(1) (mdmt)	11.9	12.2	11.7	11.8	47.6	11.0	10.2
Third-party shipments (mdmt)	1.5	1.1	1.5	1.6	5.7	0.8	0.6
Intersegment shipments (mdmt)	10.5	10.8	10.5	10.6	42.4	10.1	10.0
Third-party sales	$58	$39	$56	$83	$236	$43	$34
Intersegment sales	$185	$179	$172	$175	$711	$170	$165
Segment Adjusted EBITDA(2)	$59	$41	$23	$49	$172	$38	$5
Depreciation, depletion, and amortization	$57	$32	$30	$34	$153	$35	$35

Alumina:
Production (kmt)	3,327	3,388	3,253	3,291	13,259	3,209	3,226
Third-party shipments (kmt)	2,472	2,437	2,426	2,294	9,629	2,277	2,438
Intersegment shipments (kmt)	1,101	1,054	1,011	1,121	4,287	940	984
Average realized third-party price per metric ton of alumina	$308	$282	$312	$407	$326	$375	$442
Third-party sales	$760	$688	$756	$935	$3,139	$855	$1,077
Intersegment sales	$364	$343	$349	$530	$1,586	$418	$489
Segment Adjusted EBITDA(2)	$227	$124	$148	$503	$1,002	$262	$343
Depreciation and amortization	$46	$50	$47	$55	$198	$50	$49
Equity (loss) income	$(5)	$(1)	$(1)	$11	$4	$1	$(5)

Aluminum:
Primary aluminum production (kmt)	548	546	545	554	2,193	498	499
Third-party aluminum shipments(3) (kmt)	831	767	722	687	3,007	634	674
Average realized third-party price per metric ton of primary aluminum	$2,308	$2,753	$3,124	$3,382	$2,879	$3,861	$3,864
Third-party sales	$2,047	$2,102	$2,295	$2,322	$8,766	$2,388	$2,539
Intersegment sales	$2	$3	$8	$5	$18	$7	$8
Segment Adjusted EBITDA(2)	$283	$460	$613	$523	$1,879	$713	$596
Depreciation and amortization	$73	$73	$72	$71	$289	$69	$71
Equity income	$13	$28	$38	$37	$116	$39	$40

Reconciliation of total segment Adjusted EBITDA to consolidated net income (loss) attributable to Alcoa Corporation:
Total Segment Adjusted EBITDA(2)	$569	$625	$784	$1,075	$3,053	$1,013	$944
Unallocated amounts:
Transformation(4)	(11)	(13)	(10)	(10)	(44)	(14)	(11)
Intersegment eliminations	(7)	35	(8)	(121)	(101)	102	20
Corporate expenses(5)	(26)	(28)	(30)	(45)	(129)	(29)	(35)
Provision for depreciation, depletion, and amortization	(182)	(161)	(156)	(165)	(664)	(160)	(161)
Restructuring and other charges, net	(7)	(33)	(33)	(1,055)	(1,128)	(125)	75
Interest expense	(42)	(67)	(58)	(28)	(195)	(25)	(30)
Other income, net	24	105	18	298	445	14	206
Other(6)	(6)	(2)	(10)	(20)	(38)	(13)	(100)
Consolidated income (loss) before income taxes	312	461	497	(71)	1,199	763	908
Provision for income taxes	(93)	(111)	(127)	(298)	(629)	(210)	(234)
Net income attributable to noncontrolling interest	(44)	(41)	(33)	(23)	(141)	(84)	(125)
Consolidated net income (loss) attributable to Alcoa Corporation	$175	$309	$337	$(392)	$429	$469	$549
The difference between segment totals and consolidated amounts is in Corporate.

(1)	The production amounts can vary from total shipments due primarily to differences between the equity allocation of production and off-take agreements with the respective equity investment.

(2)

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(3)

Until the sale of the Warrick Rolling Mill on March 31, 2021, the Aluminum segment’s third-party aluminum shipments were composed of both primary aluminum and flat-rolled aluminum. Beginning April 1, 2021, the segment’s third-party aluminum shipments include only primary aluminum.

(4)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.

(5)

Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(6)	Other includes certain items that impact Alcoa Corporation’s Statement of Consolidated Operations that are not included in the Adjusted EBITDA of the reportable segments.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited) (in millions, except per-share amounts)

Adjusted Income	Income			Diluted EPS
	Quarter ended			Quarter ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	March 31, 2022	June 30, 2021
Net income attributable to Alcoa Corporation	$549	$469	$309	$2.95	$2.49	$1.63

Special items:
Restructuring and other charges, net	(75)	125	33
Other special items(1)	(76)	(2)	(65)
Discrete tax items (2)	—	2	—
Tax impact on special items(3)	52	(8)	3
Noncontrolling interest impact(3)	46	(9)	1
Subtotal	(53)	108	(28)

Net income attributable to Alcoa Corporation – as adjusted	$496	$577	$281	$2.67	$3.06	$1.49
Net income attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider both Net income attributable to Alcoa Corporation determined under GAAP as well as Net income attributable to Alcoa Corporation – as adjusted.

(1)	Other special items include the following:

  for the quarter ended June 30, 2022, a net favorable change in mark-to-market energy derivative instruments ($106), costs related to the restart process at the Alumar, Brazil smelter ($22), an adjustment to the gain on sale of the Warrick Rolling Mill in Evansville, Indiana for additional site separation costs ($5), and costs related to the restart process of the Portland, Australia smelter ($3);

  for the quarter ended March 31, 2022, a net favorable change in mark-to-market energy derivative instruments ($15), costs related to the restart process at the Alumar, Brazil smelter ($12), and charges for other special items ($1); and, for the quarter ended June 30, 2021, gains on asset sales ($96), primarily related to the former Eastalco site sale, a charge for debt redemption expenses ($32), and a net benefit from other special items ($1).

(2)

Discrete tax items are generally unusual or infrequently occurring items, changes in law, items associated with uncertain tax positions, or the effect of measurement-period adjustments and include the following:

for the quarter ended March 31, 2022, net charge for discrete tax items ($2).
(3)

The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Adjusted EBITDA	Quarter ended
	June 30, 2022	March 31, 2022	June 30, 2021

Net income attributable to Alcoa Corporation	$549	$469	$309

Add:
Net income attributable to noncontrolling interest	125	84	41
Provision for income taxes	234	210	111
Other income, net	(206)	(14)	(105)
Interest expense	30	25	67
Restructuring and other charges, net	(75)	125	33
Provision for depreciation, depletion, and amortization	161	160	161

Adjusted EBITDA	818	1,059	617

Special items(1)	95	13	1

Adjusted EBITDA, excluding special items	$913	$1,072	$618
Alcoa’s Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Special items include the following (see reconciliation of Adjusted Income above for additional information):

  for the quarter ended June 30, 2022, costs related to the restart process at the Alumar, Brazil smelter ($22) and costs related to the restart process of the Portland, Australia smelter ($3). Additionally, due to unprecedented price increases in the Australian power market, the mark-to-market contracts associated with the Portland smelter have generated gains ($70) in Other income, net which economically offset a portion of the cost of power recorded in Cost of goods sold. This non-GAAP reclass presents the net cost of power within Cost of goods sold;

for the quarter ended March 31, 2022, costs related to the restart process at the Alumar, Brazil smelter ($12), and charges for other special items ($1); and, for the quarter ended June 30, 2021, external costs related to portfolio actions ($1).

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Free Cash Flow	Quarter ended
	June 30, 2022	March 31, 2022	June 30, 2021
Cash provided from (used for) operations(1)	$536	$34	$(86)

Capital expenditures	(107)	(74)	(79)

Free cash flow	$429	$(40)	$(165)
Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

(1)

Cash provided from (used for) operations for the quarter ended June 30, 2021 includes a $500 cash outflow for unscheduled contributions to certain U.S. defined benefit pension plans. The $500 was funded with the net proceeds of 4.125% senior notes due 2029, together with cash on hand.

Net Debt	June 30, 2022	December 31, 2021
Short-term borrowings	$75	$75
Long-term debt due within one year	1	1
Long-term debt, less amount due within one year	1,725	1,726
Total debt	1,801	1,802

Less: Cash and cash equivalents	1,638	1,814

Net debt (cash)	$163	$(12)

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt. When cash exceeds total debt, the measure is expressed as net cash.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions) Adjusted Net Debt and Proportional Adjusted Net Debt

	June 30, 2022			December 31, 2021
	Consolidated	NCI	Alcoa Proportional	Consolidated	NCI	Alcoa Proportional
Short-term borrowings	$75	$30	$45	$75	$30	$45
Long-term debt due within one year	1	—	1	1	—	1
Long-term debt, less amount due within one year	1,725	—	1,725	1,726	—	1,726
Total debt	1,801	30	1,771	1,802	30	1,772

Less: Cash and cash equivalents	1,638	166	1,472	1,814	177	1,637

Net debt (net cash)	163	(136)	299	(12)	(147)	135

Plus: Net pension / OPEB liability	893	16	877	973	15	958

Adjusted net debt (net cash)	$1,056	$(120)	$1,176	$961	$(132)	$1,093
Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt. When cash exceeds total debt, the measure is expressed as net cash.

Adjusted net debt and proportional adjusted net debt are also non-GAAP financial measures. Management believes that these additional measures are meaningful to investors because management also assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt and net pension/OPEB liability, net of the portion of those items attributable to noncontrolling interest (NCI).

Days Working Capital
	Quarter ended
	June 30, 2022	March 31, 2022	June 30, 2021
Receivables from customers	$898	$952	$644

Add: Inventories	2,556	2,495	1,547

Less: Accounts payable, trade	(1,752)	(1,645)	(1,392)

DWC working capital	$1,702	$1,802	$799

Sales	$3,644	$3,293	$2,833

Number of days in the quarter	91	90	91

Days working capital(1)	43	49	26

Days working capital is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management uses its working capital position to assess Alcoa Corporation’s efficiency in liquidity management.

(1)	Days working capital is calculated as DWC working capital divided by the quotient of Sales and number of days in the quarter.

Contacts

Investor Contact:
James Dwyer
+1 412 992 5450
James.Dwyer@alcoa.com

Media Contact:
Jim Beck
+1 412 315 2909
Jim.Beck@alcoa.com